(m)(11)

FORM OF

VOYA SERIES FUNDS, INC.

SECOND AMENDED AND RESTATED SHAREHOLDER SERVICE
AND

DISTRIBUTION PLAN

CLASS R SHARES

WHEREAS, Voya Series Funds, Inc. (the “Corporation”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, shares of beneficial interest of the Corporation are currently divided into series and the series to which this Plan applies are listed on Schedule A (each a “Fund, collectively the “Funds”); and

WHEREAS, shares of beneficial interest of the Funds are divided into classes of shares, one of which is designated Class R; and

WHEREAS, the Corporation employs Voya Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer; and

WHEREAS, the Corporation and the Distributor have entered into an Underwriting Agreement pursuant to which the Corporation has employed the Distributor in such capacity during the continuous offering of shares of the Corporation; and

WHEREAS, the Corporation wishes to adopt this Shareholder Service and Distribution Plan (this “Plan”) of the Funds with respect to Class R shares as set forth hereinafter.

NOW, THEREFORE, the Corporation hereby adopts this Plan on behalf of the Funds with respect to its Class R shares, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1.              In consideration of shareholder services and account maintenance services provided by the Distributor to the Funds under this Plan, the Funds shall pay to the Distributor a shareholder service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Funds’ Class R shares.  At any time such payment is made, whether or not this Plan continues in effect, the making of a payment for shareholder services under this Plan will not cause the limitation upon such payments established by this Plan to be exceeded.  The shareholder service fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority (“FINRA”).

2.              The amount set forth in paragraph 1 of this Plan shall be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions, plan administrators and organizations for servicing shareholder accounts, including a continuing fee that may accrue immediately after the sale of shares.

(a)                                 Shareholder services provided under this Paragraph 2 may include, among other things, acting as the shareholder of record; processing purchase and redemption orders; maintaining participant account records; answering participant questions regarding the Funds; facilitating the tabulation of shareholder votes in the event of a meeting; conveying information with respect to Funds shares purchased and redeemed and share balances to the Funds and to service providers; providing shareholder support services; providing other services to shareholders, plan participants, plan sponsors and plan administrators.

(b)                                 Shareholder services expenses payable under this Plan include an allocation of overhead of the Distributor and accruals for interest on the amount of servicing expenses that exceed shareholder servicing fees received by the Distributor.

(c)                                  Payments under this Plan are not tied exclusively to actual shareholder services and distribution expenses, and these payments may exceed shareholder services and distribution expenses actually incurred.

3.              The Funds shall pay to the Distributor, as the distributor of the Class R shares of the Funds, a fee for distribution of the shares at the rate of 0.25% on an annualized basis of the average daily net assets of the Funds’ Class R shares.  At any time such payment is made, whether or not this Plan continues in effect, the making of a payment will not cause the limitation upon such payments established by this Plan to be exceeded.  Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the FINRA.

4.              The amount set forth in paragraph 3 of this Plan shall be paid for the Distributor’s services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class R shares of the Funds.  Such activities include, but are not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself), plan administrators and other financial institutions and organizations to obtain various distribution related and/or administrative services for the Funds.

(a)                                 Distribution services provided under this Paragraph 4 may include, among other things, processing new shareholder account applications; preparing and transmitting to the Funds’ Transfer Agent computer processable tapes of all transactions by customers; and serving as the primary source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds; providing other services to shareholders, plan participants, plan sponsors and plan administrators.

(b)                                 The Distributor is authorized under this Plan to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds.

(c)                                  The Funds is authorized under this Plan to pay the cost of printing and distributing Funds Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating this Plan.

(d)                                 Distribution expenses payable under this Plan include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees received by the Distributor.

(e)                                  Payments under this Plan are not tied exclusively to actual shareholder services and distribution expenses, and these payments may exceed shareholder services and distribution expenses actually incurred.

5.                                      This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Corporation’s Board of Directors and (b) those Directors of the Corporation who are not “interested persons” of the Corporation (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

6.                                      After approval as set forth in paragraph 5, and any other approvals required pursuant to the Act and Rule 12b-1 under the Act, this Plan shall take effect at the time specified by the Corporation’s Board of Directors.  This Plan shall continue in full force and effect as to the Class R shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 5.

7.                                      The Distributor shall provide to the Directors of the Corporation, at least quarterly, a written report of the amounts so expended and the purpose for which such expenditures were made.

8.                                      This Plan may be terminated as to each Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of Class R shares of the Fund, on not more than thirty (30) days’ written notice to the Distributor.  Any agreement related to this Plan with respect to a Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of Class R shares of a Fund, on not more than sixty (60) days’ written notice to the Distributor.  Such agreement shall terminate automatically in the event of its assignment.

9.                                      This Plan may not be amended to increase materially the amount of shareholder service fee provided for in Paragraph 1 or the distribution fee provided for in Paragraph 3 of this Agreement unless such amendment is approved by a vote of the shareholders of the Class

R shares of each Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and initial approval and annual renewal in paragraph 5 of this Plan.  This Plan may be amended by mutual written consent of the Corporation and the Distributor, including amending Schedule A to reflect changes to the series identified on the Schedule.

10.                               While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Corporation shall be committed to the discretion of the Directors who are not such interested persons.

11.                               The Directors shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 of this Plan, for a period of not less than six years from the date of this Plan.  Any such agreement or report will be maintained for the first two years in an easily accessible place.

12.                               In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

13.                               The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

Last Approved: September 12, 2014

SCHEDULE A

Name of Funds

Voya Capital Allocation Fund

Voya Core Equity Research Fund

Voya Corporate Leaders 100 Fund

Voya Global Target Payment Fund

Voya Large Cap Growth Fund

Voya Mid Cap Value Advantage Fund

Voya Money Market Fund

Voya Small Company Fund